EXHIBIT 99.1

TUCOWS TO ACQUIRE NETIDENTITY

– Large portfolio of surname-based domains expected to personalize web services offered to over 6,000 Internet service providers -

TORONTO, CANADA (June 15, 2006) - Tucows Inc. (AMEX:TCX, TSX:TC)

today announced that it has entered into an agreement to acquire Mailbank.com Inc. (doing business as NetIdentity), a privately held, profitable business owning and managing a domain name portfolio that Tucows believes is one of the Internet’s largest collections of surname addresses.

Consideration for the transaction will be approximately US$18 million payable in cash, promissory notes and the issue of approximately 3,603,000 shares of common stock to the stockholders of NetIdentity. Tucows expects this acquisition to add between US$3 and $4 million in cash flow in 2007. Tucows now expects cash flow from operations to be in the range of US$7-8 million for 2006 and US$10-12 million for 2007.

A podcast and an FAQ concerning this announcement can be found here:

http://resellers.tucows.com/about/investor/netidentity

This acquisition will allow Tucows to offer personalized Internet services through its channel of over 6,000 Internet access and hosting providers. The portfolio includes thousands of the most common surnames (such as smith.net) and will be used to enhance Tucows’ email, web publishing and domain services. For example, Tucows’ channel partners will be able to offer their customers personalized email addresses such as allie@schiffler.com or blog and web addresses like dirk.landstrom.com.

“Our philosophy is to acquire companies that can benefit from our operational expertise and efficiencies and there is a very natural fit between NetIdentity and Tucows’ retail business,” said Elliot Noss, President and CEO, Tucows Inc. “However, this gives our wholesale offerings, especially our hosted email service, something unique in the marketplace. It took over ten years for NetIdentity to build this incredible portfolio of surnames. With this acquisition, we will provide our channel with the ability to personalize the services they offer in ways they will not find anywhere else.”

Based on Tucows’ preliminary allocation of the purchase price, Tucows expects the acquisition to have a negative impact on GAAP earnings per share until 2008 but to be accretive to earnings before depreciation and amortization in 2006 and 2007. More detailed financial comments can be found in the podcast.

The acquisition is expected to close on or about June 16, 2006 subject to customary closing conditions, including the approval of the American Stock Exchange and the Toronto Stock Exchange. Following closing, Tucows will immediately transition all of NetIdentity’s operations from Boulder, Colorado to its headquarters in Toronto, Canada.

About Tucows

Tucows Inc. (AMEX:TCX, TSX:TC) provides Internet services and download libraries through a global distribution network of 6,000 service providers. This distribution network primarily consists of web hosting companies, ISPs (Internet Service Providers) and other Internet related service companies. These companies use Tucows’ provisioned services to offer solutions to their customers: enterprises, small and medium businesses and consumers. Tucows is an accredited registrar with ICANN (the Internet Corporation for Assigned Names and Numbers) and earns most of its revenue from domain name registration services plus hosted email, spam and virus protection, blogware, website building tools, the Platypus Billing System and digital certificates. For more information visit www.tucowsinc.com

Contact

Hilda Kelly

Investor Relations

Tucows Inc.

416-538-5493

ir@tucows.com

Jacqueline Cook

Media Inquiries

Tucows Inc.

416-538-5450

jcook@tucows.com

This news release contains, in addition to historical information, forward-looking statements related to such matters as our wholesale business opportunities, the size of NetIdentity’s surname portfolio, expected changes in Tucows’ cash flow and cash flow guidance for 2006 and 2007, the impact of the acquisition on earnings per share  and the expected time of the closing . Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks, including shareholder and regulatory approval, that could cause actual results to differ materially from those described in the forward-looking statements. Information about potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available to Tucows as of the date of this document, and Tucows assumes no obligation to update such forward-looking statements.

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.